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                 March 27, 2023

       Jonah Peretti
       Chief Executive Officer
       BuzzFeed, Inc.
       229 West 43rd Street, 10th Floor
       New York, New York 10036

                                                        Re: BuzzFeed, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed March 21,
2023
                                                            File No. 333-270729

       Dear Jonah Peretti:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Marion Graham, Staff Attorney, at 202-551-6521 or Jan Woo, Legal
       Branch Chief, at 202-551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Michael Levitt